Exhibit 99.1

AVI Contacts:
AVI BioPharma, Inc.
Denis R. Burger, Ph.D., CEO
Alan P. Timmins, President and COO
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contacts:
Waggener Edstrom Bioscience
Andrew Fowler (andrewf@wagged.com)
Colleen Beauregard (colleenb@wagged.com)
(503) 443-7000

For Release 6 a.m. PDT
May 31, 2002

AVI BioPharma Names KPMG as Independent Public Accountant

PORTLAND, Ore.—May 31, 2002—AVI BioPharma, Inc. (Nasdaq: AVII, AVIIW, AVIIZ) today announced that its board of directors has appointed KPMG LLP ("KPMG") as the company's independent public accountant effective immediately. Before the selection of KPMG, Arthur Andersen LLP ("Andersen") served as AVI's independent public accountant.

Effective May 9, 2002, 123 audit and tax professionals of the Portland, Ore., office of Andersen joined KPMG. Selecting KPMG will allow AVI to maintain its core account team and minimize the disruption associated with changing its auditors. The decision was made following a thorough review by management and the board of directors.

AVI noted that the decision to change auditors does not represent any disagreement between the company and Andersen on any matters of accounting principles or practices, but rather was driven by the company's goal of leveraging the experience and knowledge about the company represented in the account team that has moved to KPMG.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: NEUGENE® antisense drugs and cancer immunotherapy. Its lead cancer agent, AVICINE®, a therapeutic cancer vaccine, has completed three Phase II trials in colorectal and pancreatic cancer and is initiating a Phase III pivotal trial in pancreatic cancer, with a supporting study in colorectal cancer. The first application of its NEUGENE compounds, Resten-NG™, is designed to treat cancer, cardiovascular restenosis and other cell proliferation disorders by inhibiting the production of a cellular transcription factor, the oncogene c-myc. It is currently in Phase II trials for restenosis and in Phase I/II trials for cancer and polycystic kidney disease. AVI has recently completed a Phase I NEUGENE antisense study that successfully down-regulated the liver enzyme Cytochrome P450 and modified drug metabolism. More information about AVI is available on the Company's Web site at http://www.avibio.com/.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.